SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

CONCORD CAMERA CORP.
------------------------------------------------------------------------------------------------------------------------------------------------------

(Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------------------------------------------------------------------------------

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
2)  Aggregate number of securities to which transaction applies:
3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)  Proposed maximum aggregate value of transaction:
____________________________________________________________________________________
5)  Total fee paid:
[_] Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
____________________________________________________________________________________
      1) Amount previously paid:
____________________________________________________________________________________
      2) Form, Schedule or Registration Statement No.:
____________________________________________________________________________________
      3) Filing Party:
____________________________________________________________________________________
      4) Date Filed:

CONCORD CAMERA CORP.
4000 Hollywood Boulevard
Presidential Circle –North Tower
Hollywood, Florida 33021

_______________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD DECEMBER 14, 2006

     Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Concord Camera Corp., a New Jersey corporation (the “Company”), will be held at the Marriott Residence Inn at Aventura Mall, 19900 West Country Club Drive, Aventura, Florida 33180, on Thursday, December 14, 2006, beginning at 10:00 a.m., local time, for the following purposes:

1.	To elect directors for the ensuing year;

2.	To ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2007; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of the Company’s common stock, no par value, at the close of business on October 18, 2006, will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

     In order to be admitted to the Annual Meeting, a shareholder must present an admission ticket or proof of ownership of Company stock on the record date. If your shares are held in the name of a bank, broker or other holder of record, a brokerage statement or letter from a bank or broker is an example of proof of ownership. Any holder of a proxy from a shareholder must present the proxy card, properly executed, and an admission ticket to be admitted. Shareholders and proxy holders must also present a form of photo identification such as a driver’s license or passport.

     An admission ticket is on the back cover page of your proxy statement. If you plan to attend the Annual Meeting, please keep this ticket and bring it with you to the Annual Meeting. If you receive this proxy statement electronically, you can obtain a ticket in advance of the Annual Meeting by printing the final page of this proxy statement.

     Please sign and date the enclosed form of proxy and return it in the postage paid, self-addressed envelope provided for your convenience. Management asks that you do this whether or not you plan to attend the meeting. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person.

By Order of the Board of Directors,

Scott L. Lampert
Secretary

Hollywood, Florida
October 27, 2006

CONCORD CAMERA CORP.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
to be held Thursday, December 14, 2006

     This Proxy Statement is furnished by the Board of Directors (the “Board”) of Concord Camera Corp. (the “Company” or “Concord”) in connection with the solicitation of proxies to be voted at the Annual Meeting of Shareholders of the Company that will be held at the Marriott Residence Inn at Aventura Mall, 19900 West Country Club Drive, Aventura, Florida 33180 on Thursday, December 14, 2006, beginning at 10:00 a.m., local time, and all adjournments thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting.

     The Board has fixed the close of business on October 18, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. As of that date, there were issued and outstanding 28,858,885 shares of common stock, no par value (the “Common Stock”), the Company’s only class of voting securities, outstanding. Each share of Common Stock entitles the holder thereof to one vote. The presence, in person or by proxy, of holders of a majority of all the outstanding Common Stock constitutes a quorum at the Annual Meeting. Shares of Common Stock represented by proxies that reflect abstentions and “broker non-votes” (i.e., Common Stock represented at the Annual Meeting by proxies held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be counted for the purpose of determining the existence of a quorum at the Annual Meeting, but will not be counted as a vote cast for the purpose of determining the number of votes required to approve a proposal.

     Any shareholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by: (i) written notice to the Company at or prior to the Annual Meeting, Attention: Secretary; (ii) execution of a subsequent proxy; or (iii) attendance and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke the proxy. All shares of Common Stock represented by effective proxies will be voted at the Annual Meeting or at any adjournment thereof. Unless otherwise specified in the proxy (and except for “broker non-votes” described above), shares of Common Stock represented by proxies will be voted: (i) FOR the election of the Board’s nominees for directors; (ii) FOR the ratification of the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2007 (“fiscal 2007”); and (iii) in the discretion of the proxy holders with respect to such other matters as may properly come before the Annual Meeting.

     All information in this Proxy Statement gives effect to a two-for-one stock split effective on April 14, 2000 to shareholders of record on March 27, 2000.

     The Company’s executive offices are located at 4000 Hollywood Boulevard, Presidential Circle–North Tower, Hollywood, Florida 33021. Mailing to shareholders of this Proxy Statement, the accompanying form of proxy and the Company’s Annual Report to Shareholders for the fiscal year ended July 1, 2006 (“fiscal 2006”) will commence on or before October 30, 2006.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees for Election of Directors

     Pursuant to Article III of the Company’s By-Laws, as amended, the Board has fixed the number of directors constituting the entire Board at four. All four directors are to be elected at the Annual Meeting, each to hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified. In voting for directors, each shareholder is entitled to cast one vote for each share of Common Stock held of record, either in favor of or against the election of each nominee, or to abstain from voting on any or all nominees. Although management does not anticipate that any nominee will be unable or unwilling to serve as director, in the event of such an occurrence, proxies may be voted in the discretion of the persons named in the proxy for a substitute designated by the Board, unless the Board decides to reduce the number of directors constituting the Board. The election of directors requires the affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. The Board recommends a vote FOR each of the nominees. Proxies that do not withhold the authority to vote for the nominees will be voted FOR each of the nominees.

     The following sets forth information with respect to each nominee for director, all of whom are currently serving as directors of the Company and all of whom have consented to serve if reelected by shareholders. The information has been furnished to the Company by the individuals named.

		Year First Elected/
Name of Nominee	Age	Nominated Director	Positions and Offices with the Company
Ira B. Lampert	61	1993	Chairman of the Board, Chief Executive
			Officer and President
Ronald S. Cooper	68	2000	Director
Morris H. Gindi	62	1988	Director
William J. O’Neill, Jr.	64	2001	Director

     Ira B. Lampert has been the Chairman and Chief Executive Officer of the Company since 1994. For the calendar year 1995 and again from 1998 through the present, Mr. Lampert also served as President of the Company. Mr. Lampert is a member of the Queens College Foundation Board of Trustees (Queens College is part of the City University system of New York), a member of the Advisory Board of the Boys & Girls Republic, a nonprofit organization for underprivileged children, and serves on the Boards of Trustees of the Mount Sinai Medical Center Foundation, Inc. and the Mount Sinai Medical Center of Florida, Inc.

     Ronald S. Cooper has been a director of the Company since 2000. Mr. Cooper is a co-founder and principal of LARC Strategic Concepts, LLC, a consulting firm focusing on emerging growth companies. Mr. Cooper retired from Ernst & Young LLP in September 1998, having joined the firm in 1962. He became a partner in 1973 and was Managing Partner of the firm’s Long Island, New York office from 1985 until he retired.

     Morris H. Gindi has been a director of the Company since 1988. Mr. Gindi has served as the Chief Executive Officer of Notra Trading Inc., an import agent in the home textiles industry, since 1983 and as Chief Executive Officer of Morgan Home Fashions, a manufacturer and distributor of home textiles, since 1995. These two businesses import and distribute merchandise to all levels of the retail trade. Mr. Gindi’s career in the home textiles industry has spanned four decades.

     William J. O’Neill, Jr. has been a director of the Company since 2001. Mr. O’Neill has served as Dean of the Business School at Suffolk University in Boston, Massachusetts since 2001. From 1969 to 1999, he held various management positions at Polaroid Corporation, most recently as Executive Vice President and President, Corporate Business Development. In addition, Mr. O’Neill is a director of CardioTech International, Inc. (AMEX:CTE), a manufacturer of cardiovascular devices, the Design Management Institute and the Greater Boston Chamber of Commerce.

Corporate Governance

     The Company’s Common Stock is listed on the NASDAQ Global Market (“NASDAQ”). Although not required by NASDAQ’s corporate governance rules, the Company’s Board of Directors adopted Corporate Governance Guidelines which address governance issues and set forth the Company’s governance principles including director qualification, Board structure, director compensation, management succession and periodic performance evaluation of the Board and its committees. The Company’s Corporate Governance Guidelines are available on its website: www.concord-camera.com under Investor Relations. The Company has also adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer and controller, as well as all other employees and the directors of the Company. The code of ethics, which the Company calls its Code of Conduct, is available on the Company’s website: www.concord-camera.com under Investor Relations. If the Company makes any substantive amendments to, or grants a waiver (including an implicit waiver) from, a provision of its Code of Conduct that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, the Company will disclose such amendment or waiver on the aforementioned website and in a Current Report on Form 8-K.

Independence of Board Members

     Pursuant to NASDAQ’s listing standards, a majority of the Board must be comprised of “independent” directors as defined in Rule 4200 of NASDAQ’s listing standards. The Board has reviewed the independence standard set forth in Rule 4200 and has determined that each of the Company’s directors other than Mr. Lampert is independent under Rule 4200.

     The Board has determined that the Company has two “audit committee financial experts” serving on its Audit Committee, as that term is defined in Item 401(h)(2) of Regulation S-K, namely Ronald S. Cooper and William J. O’Neill, Jr. Mr. Cooper has over 35 years of experience in the field of public accounting, retiring in 1998 from Ernst & Young LLP. Mr. O’Neill was Chief Financial Officer (and Executive Vice President) of Polaroid from 1990 to 1998, having held various other positions with Polaroid including that of Corporate Controller for four years. All of the members of the Audit Committee are independent, as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

Meetings and Committees of the Board of Directors

     The Board met four times during fiscal 2006. The Company’s independent directors meet in executive session without management present as part of each regularly scheduled meeting of the Board. In addition, the independent directors also meet separately from Board meetings from time to time in their discretion. In fiscal 2006, all directors attended 75% or more of the Board meetings and meetings of the committees on which they served, except for Mr. Gindi.

     Directors are encouraged to attend the Company’s annual meetings of shareholders. Because the Board holds one of its regular meetings in conjunction with the Company’s annual meetings of shareholders, unless one or more members of the Board are unable to attend, all of the members of the Board are present for the annual meeting. All four of the Company’s current directors attended the 2006 annual meeting in person.

     The Board has an Audit Committee, a Compensation and Stock Option Committee, an Executive Committee, a Director Affairs Committee and a Marketing and Product Development Committee.

     The Audit Committee, which is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), has the following members: Ronald S. Cooper (Chairman), Morris H. Gindi and William J. O’Neill, Jr., each of whom is independent as defined in listing standards applicable to the Company. The Audit Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee’s role includes discussing with management the Company’s processes to manage financial risk and for compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm engaged to prepare or issue audit reports on the Company’s financial statements or to perform other audit, review or attest services for the Company. The Audit Committee relies on the expertise and knowledge of management and the independent registered public accounting firm in carrying out its oversight responsibilities. The specific responsibilities in carrying out the Audit Committee’s oversight role are delineated in the Audit Committee Charter, a copy of which was included as an appendix to the Company’s Proxy Statement as filed on December 18, 2003 with the Securities and Exchange Commission (“SEC”). See the “Audit Committee Report” below. The Audit Committee met ten times in fiscal 2006.

     The Compensation and Stock Option Committee consists of William J. O’Neill, Jr. (Chairman) and Ronald S. Cooper, each of whom is independent as defined in listing standards applicable to the Company. The Compensation and Stock Option Committee reviews, approves and makes recommendations to the Board regarding executive compensation and, among other things, administers the Company’s stock option plans. See the “Compensation Committee Report on Executive Compensation” below. The Compensation and Stock Option Committee met two times in fiscal 2006.

     The Director Affairs Committee, consisting of Ira B. Lampert (Chairman) and William J. O’Neill, Jr., recommends to the independent directors of the Board those persons who, in the opinion of the members of the Director Affairs Committee, should be invited to stand for election to the Board as management nominees at any and all ensuing meetings of the shareholders of the Company. The Director Affairs Committee also evaluates new candidates and current directors, and reviews, evaluates and recommends changes to the Company’s corporate governance practices. The Director Affairs Committee held one meeting in fiscal 2006.

     Pursuant to NASDAQ’s listing standards, director nominees must either be selected, or recommended for the Board’s selection, either by: (i) a majority of the independent directors or (ii) a nominations committee comprised solely of independent directors. The Company does not have a standing nominating committee. The Director Affairs Committee recommends but does not nominate nominees for election to the Board. Nominees are selected by a majority of the independent directors on the Board, all of whom are “independent” as independence for nominating committee members is defined in the applicable NASDAQ listing standards. Because a majority of the independent directors select the Company’s director nominees with input and advice from the Director Affairs Committee, the Company believes it is not necessary to have a separately designated Nominating Committee. In accordance with NASDAQ’s listing requirements, the Board has adopted resolutions addressing the nominations process. The nominations process resolutions are available on the Company’s website at www.concord-camera.com under Investor Relations.

Director Nominations Process

     The Director Affairs Committee may use multiple sources to identify director candidates, including its own contacts and referrals from other directors, management, the Company’s advisers, and director search firms. In addition, the Director Affairs Committee will consider candidates recommended by shareholders. Shareholder suggestions of one or more nominees for election to the Board may be sent in writing to the Director Affairs Committee, Attention: Chairman, c/o Concord Camera Corp., Presidential Circle – North Tower, 4000 Hollywood Boulevard, Hollywood, Florida 33021. The Director Affairs Committee evaluates candidates recommended by shareholders in the same manner and using the same criteria it uses to evaluate candidates recommended by other sources.

     The Director Affairs Committee has determined that all candidates for the Board shall, at a minimum, possess high personal and professional ethical standards, integrity and values; an inquiring mind, intelligence, practical wisdom and informed judgment; the ability to work effectively and collegially with other directors; a willingness and ability to devote the required amount of time to carrying out the duties and responsibilities of Board and committee membership; and a commitment to representing the long-term interests of the Company’s shareholders. In addition, the Director Affairs Committee also considers certain other qualities and skills in accordance with criteria established by the Director Affairs Committee from time to time, including without limitation the candidate’s independence and financial literacy, and the extent to which the candidate possesses pertinent policy-making, business and professional experience in government, business, finance, technology, marketing, sales, manufacturing, worldwide diverse operations and cultures, and other areas related to the Company’s business activities.

     The Director Affairs Committee reviews each recommendation for director candidates (including shareholder recommendations) and makes an initial determination as to whether the candidate has the ability to meet the minimum criteria, which may be modified by the Director Affairs Committee from time to time. The Director Affairs Committee may, in its discretion, confirm a candidate’s willingness to serve on the Board, verify a candidate’s education, employment records and references, conduct background investigations and arrange for in-person meetings with the Director Affairs Committee or the full Board. Following the determination of the Director Affairs Committee as to the qualified candidates, it recommends to the independent directors of the Board those persons who should be invited to stand for election. Pursuant to the Company’s By-Laws, the nominees to stand for election to the Board are then selected by a majority of the independent directors on the Board. The independent directors are free to select nominees in addition to, or instead of, those recommended by the Director Affairs Committee.

Communications with the Board

     A shareholder may communicate directly with the Board by addressing a letter to the Board of Directors of Concord Camera Corp. c/o Chairman, Presidential Circle – North Tower, 4000 Hollywood Boulevard, Hollywood, Florida 33021. If a shareholder would like the letter to be forwarded directly to one of the Chairmen of the five standing committees of the Board, he or she should so indicate. If no specific direction is indicated, the Chairman’s office will review the letter and forward it to the appropriate Board member(s).

Communications with the Audit Committee

     The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters. These procedures are described in the Company’s Code of Conduct which is available on the Company’s website at www.concord-camera.com under Investor Relations.

Compensation of Directors

     Directors who are employees of the Company receive no additional compensation for their services as directors. During fiscal 2006, each non-employee member of the Board was paid the following: (i) an annual fee of $15,000 for serving on the Board; (ii) a $2,500 annual fee for each Board committee on which he served or $3,500 for serving as Chairman, except that the Chairman of the Audit Committee received $10,000 and the Chairman of the Compensation and Stock Option Committee received $5,000 in light of the additional duties and responsibilities associated with chairing those committees; and (iii) $1,000 for each Board or committee meeting attended. In addition to the aforementioned fees, the Chairman of the Special Committee, which was established by the Board as of August 14, 2006 to investigate, evaluate and/or analyze strategic alternatives for the Company, will receive an annual retainer of $25,000 and each of the other two members of the Special Committee will receive an annual retainer of $15,000. The retainers are paid quarterly in arrears beginning with the quarter ended September 30, 2006 and continuing thereafter for as long as the Special Committee remains in existence. Each member of the Special Committee, which consists of the three independent directors who serve on the Board, is also paid $1,000 for each meeting of the Special Committee attended. The Company reimburses all reasonable expenses incurred by both employee and non-employee directors in connection with such meetings. Independent directors do not receive additional compensation for meeting separately in executive session.

     Pursuant to the formula award provisions of the Company’s 1993 Incentive Plan, as amended, prior to January 20, 2003, each non-employee director automatically received the following options to purchase shares of the Common Stock. Upon appointment to the Board, each non-employee director received: (i) an option to purchase up to 40,000 shares, vesting as to 8,000 shares on the following January 1 and on each January 1 thereafter (provided that, if a director fails to attend at least 75% of the Board meetings in any calendar year, then the options that would have vested on the next January 1 are forfeited); and (ii) an immediately exercisable option to purchase 13,000 shares. On each anniversary of his appointment, each non-employee director received another immediately exercisable option to purchase 13,000 shares. All of the foregoing options have an exercise price equal to the closing price of the Common Stock on the date of grant and expire on the earlier of: (i) five years from the grant date; or (ii) one year after the recipient ceases to be a member of the Board. On January 20, 2003, the 1993 Incentive Plan was amended to remove the provisions regarding formula awards to non-employee directors and, in lieu of the anniversary grant that would have been received in 2003, each non-employee director was granted an option to purchase 26,000 shares of Common Stock at an exercise price of $5.52 per share. The foregoing options were immediately exercisable as to 13,000 shares and vested as to the remaining 13,000 shares on January 20, 2004 provided the director continued to serve on the Board. The 1993 Incentive Plan expired on December 1, 2003.

     Effective July 31, 2003, the Company amended the outstanding options held by William J. Lloyd, who was a member of the Board until such time, to permit such options to be exercised until their stated expiration date, and to permit the continued vesting through January 2005 of 12,000 shares subject to one such option, in light of the valuable years of advice and service that had been provided by Mr. Lloyd during his tenure as a member of the Board. The foregoing amendments did not apply to the installment of 13,000 shares that would have vested on January 20, 2004 under the grant made to him on January 20, 2003, which installment was forfeited.

     Effective December 1, 2004, the Company amended the outstanding options held by J. David Hakman, who was a member of the Board until such time, to permit such options to be exercised until the later of (i) one year from the date of his resignation from the Board; or (ii) their stated expiration date, in light of the valuable years of advice and service that had been provided by Mr. Hakman during his tenure as a member of the Board.

Executive Officers

     Set forth below is the name and age as of October 30, 2006 of each of the Company’s executive officers and each person chosen to become an executive officer, together with certain biographical information for each of them other than Ira B. Lampert, for whom biographical information is provided above under “Nominees for Election of Directors”:

Name of Executive Officer	Age	Position and Offices with the Company
Ira B. Lampert	61	Chairman, Chief Executive Officer and President
		(principal executive officer)
Gerald J. Angeli	53	Senior Vice President, Director of Operations and
		Assistant Secretary
Scott L. Lampert	45	Vice President, General Counsel and Secretary
Blaine A. Robinson	47	Vice President – Finance, Treasurer and Assistant
		Secretary (principal financial and accounting officer)
Urs W. Stampfli	55	Senior Vice President and Director of Global Sales &
		Marketing

     Gerald J. Angeli joined the Company in April 2000 as Vice President, DMS Product Supply. In November 2005, the Board appointed him Senior Vice President, Director of Operations of the Company. Prior to this date, beginning in March 2001, he served as the Company’s Vice President of Worldwide Engineering and Technology. In addition, from June 2004 until November 2005, Mr. Angeli served first as Co-Managing Director of Concord Camera HK Limited and, effective October 2004, as its sole Managing Director. From July 1997 to April 2000, Mr. Angeli was Vice President, Global Manufacturing and Products Supply for NCR Corporation’s Systemedia Group, where he was responsible for manufacturing, customer service, distribution and logistics. Prior to that, Mr. Angeli was employed by Eastman Kodak Company for 20 years in various capacities, most recently as Manager of Worldwide Manufacturing and Supply Chain and Vice President, Consumer Imaging.

     Scott L. Lampert, who is no relation to Ira B. Lampert, joined the Company in May 1999 as Patent/Intellectual Property Attorney and served as Intellectual Property and Business Development Counsel from August 2001 until August 2005 and as Associate General Counsel of the Company from August 2005 until taking up his new duties as Vice President, General Counsel and Secretary of the Company effective April 1, 2006. Prior to joining the Company, Mr. Lampert was in private practice. He holds a Juris Doctor cum laude from Nova Southeastern University, a Masters of Business Administration from Fordham University and a Bachelor of Science in Engineering from Tulane University and is a member of the Florida Bar and is licensed to practice before the United States Patent and Trademark Office.

      Blaine A. Robinson, the Company’s Vice President – Finance, Treasurer and Assistant Secretary since April 1, 2006, joined the Company in February 2003 as its Corporate Controller and has served as its Principal Accounting Officer since September 20, 2004 and, effective April 1, 2006, as its Principal Financial Officer. Prior to joining the Company, from May 2002 to February 2003, Mr. Robinson was employed by Spherion Corporation and served as a financial and accounting consultant to the Company. Previously, Mr. Robinson was Chief Financial Officer of Green2go.com, Inc. from March 2000 to September 2001 and Assistant Corporate Controller of AutoNation, Inc. from March 1997 to March 2000. Mr. Robinson is a member of the American Institute of Certified Public Accountants, the Florida Institute of Certified Public Accountants and Financial Executives Institute.

     Urs W. Stampfli joined the Company in May 1998 as Director of Global Sales and Marketing, and became a Vice President of the Company in April 2000 and a Senior Vice President of the Company in February 2002. From 1990 to April 1998, Mr. Stampfli was Vice President, Marketing, Photo Imaging Systems of Agfa Division, Bayer Corporation.

Executive Compensation

     The following table contains certain information regarding aggregate compensation earned, paid or payable during fiscal 2006 and the fiscal years ended July 2, 2005 (“fiscal 2005”) and July 3, 2004 (“fiscal 2004”) for services rendered to the Company during these fiscal years, to: (a) the Chief Executive Officer; (b) each of the other four most highly compensated executive officers who were serving as executive officers at the end of fiscal 2006; and (c) two former executive officers, Keith L. Lampert and Alan Schutzman, who would have been among the most highly compensated executive officers had they still been serving as executive officers of the Company at the end of fiscal 2006 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE
							Long-Term
							Compensation
		Annual Compensation					Awards
							Shares
					Other Annual		Underlying	LTIP	All Other
	Fiscal	Salary		Bonus	Compensation		Options	Payouts(a)	Compensation
Name and Principal Position	Year	($)		($)	($)		(#)	($)	($)
Ira B. Lampert(b)	2006	955,382	(1)	—	7,624,685	(2)	—	242,329	63,841	(3)
Chairman, Chief	2005	853,333	(1)	—	816,855	(2)	—	—	53,892	(3)
Executive Officer	2004	975,000	(1)	—	696,508	(2)	—	—	54,102	(3)
and President
Gerald J. Angeli	2006	226,712	(1)	—	189,592	(4)	—	—	11,675	(5)
Senior Vice President, Director	2005	200,000		—	78,622	(4)	—	—	550	(5)
of Operations and Assistant	2004	200,000		50,000	64,485	(4)	—	—	550	(5)
Secretary
Scott L. Lampert	2006	182,973		—	7,375	(6)	2,000	—	—
Vice President, General
Counsel and Secretary
Blaine A. Robinson	2006	193,430		—	6,750	(7)	—	—	—
Vice President – Finance,	2005	165,554		—	15,250	(7)	5,000	—	—
Treasurer and Assistant	2004	151,330		—	—		—	—	—
Secretary
Urs W. Stampfli	2006	253,846	(1)	—	114,536	(8)	—	190,379	14,676	(9)
Senior Vice President and	2005	250,000		—	32,787	(8)	—	—	104,582	(9)
Director of Global	2004	257,245		—	19,310	(8)	—	—	10,273	(9)
Sales and Marketing
Keith L. Lampert	2006	378,268	(1)	—	1,365,360	(10)	—	402,729	3,857	(11)
Executive Vice President and	2005	350,000		—	227,376	(10)	—	—	137,956	(11)
Chief Operating Officer	2004	350,000		—	43,583	(10)	—	—	33,136	(11)
Alan Schutzman	2006	291,922	(1)	—	86,161	(12)	—	—	3,708	(13)
Senior Vice President,	2005	275,000			22,000	(12)	—	—	49,173	(13)
General Counsel and	2004	218,766			19,500	(12)	60,000	—	3,510	(13)
Secretary
____________________

(a)	Represents payouts received in fiscal 2006 under awards approved on August 6, 2003 under the Company’s Amended and Restated 2002 Long-Term Cash Incentive Plan (the “LTCIP”) in effect for the performance period comprising the fiscal years ended June 29, 2002 and June 28, 2003 (“fiscal 2002” and “fiscal 2003,” respectively). The LTCIP awards made to certain Named Executive Officers (each, an “NEO”; collectively, “NEOs”) for this performance period were in the form of contingent deferred compensation to be earned over three years and governed by the terms and conditions of the Supplemental Executive Retirement Plan (“SERP”) of each such NEO. See Executive Employment Contracts, Termination of Employment and Change in Control Arrangements – “Supplemental Executive Retirement Plans for Named Executive Officers” and “Deferred Long-Term Compensation” below.

(b)	Ira B. Lampert voluntarily reduced his base salary by $100,000 for the period from July 1, 2004 to June 30, 2005, and the amount of the annual credit for January 2005 under his supplemental executive retirement plan and agreement (“SERP”) by $150,000, for a total compensatory reduction of $250,000. See Executive Employment Contracts, Termination of Employment and Change in Control Arrangements below.

(1)	Includes payment for accrued but unused vacation.

(2)	Represents: (a) a distribution from the Lampert SERP of $7,475,165 during fiscal 2006 consisting of amounts funded by the Company and amounts voluntarily deferred by Mr. Lampert, all of which were 100% vested and previously disclosed, between fiscal 1997 and fiscal 2005 (no amounts were contributed to the Lampert SERP in fiscal 2006) and the earnings thereon and the yearly credit under the Lampert SERP of $350,000 for fiscal 2005 and $500,000 for fiscal 2004 (see Executive Employment Contracts, Termination of Employment and Change in Control Arrangements below); (b) auto allowance and costs, partial housing costs and reimbursement of taxes, respectively, of $30,000, $48,000 and $62,452 for fiscal 2006; $30,000, $48,000 and $76,694 for fiscal 2005; and $30,000, $48,000 and $105,114 for fiscal 2004; (c) for fiscal 2005, $302,209 in earnings on vested amounts under the Lampert SERP; (d) for fiscal 2006 and fiscal 2005, payments of $9,068 and $9,952, respectively, in expenses pursuant to Mr. Lampert’s employment agreement; and (e) for fiscal 2004, reimbursement under the Company’s Flexible Perquisite Spending Account Program for Corporate Officers (the “Flexible Perquisite Program”).

(3)	Represents: (a) earnings of $19,728 on the portion of the August 6, 2003 LTCIP award that had not vested as of July 1, 2006 and payments by the Company of $44,113 of insurance premiums in fiscal 2006; (b) earnings of $10,899 on the August 6, 2003 LTCIP award, no portion of which had vested as of July 2, 2005, and payments by the Company of $42,993 of insurance premiums in fiscal 2005; and (c) payments by the Company for insurance premiums during fiscal 2004.

(4)	Represents: (a) auto and housing allowances for fiscal 2006, 2005 and 2004 of $33,875, $62,000 and 43,935, respectively; (b) a distribution from Mr. Angeli’s SERP of $155,717 during fiscal 2006; (c) earnings on the vested portions of his SERP of $6,622 for fiscal 2005; (d) reimbursements under the Flexible Perquisite Program of $10,000 during each of fiscal 2005 and fiscal 2004; and (e) an overseas allowance of $10,550 during fiscal 2004.

(5)	Represents payments by the Company of life insurance premiums of $4,606 in fiscal 2006 and $550 during each of fiscal 2005 and 2004; and earnings of $7,069 on the portion of Mr. Angeli’s deferred compensation under his SERP that had not yet vested as of July 1, 2006.

(6)	Represents auto allowance.

(7)	Represents: (a) auto allowances of $6,750 and $5,250 for fiscal 2006 and fiscal 2005, respectively, and reimbursements under the Flexible Perquisite Program of $10,000 during fiscal 2005.

(8)	Represents: (a) auto allowances of $12,000 for each of fiscal 2006, fiscal 2005 and fiscal 2004; (b) a distribution from Mr. Stampfli’s SERP of $102,536 during fiscal 2006; (c) earnings of $9,829 on Mr. Stampfli’s SERP (all of which was vested) and earnings of $1,485 on the vested portion of his August 6, 2003 LTCIP award as of July 2, 2005; and (d) reimbursements under the Flexible Perquisite Program of $9,473 and $7,310 during fiscal 2005 and 2004, respectively.

(9)	Represents: (a) insurance premiums paid by the Company of $8,839 for fiscal 2006 and $10,273 for each of fiscal 2005 and fiscal 2004; (b) earnings of $5,837 and $2,969 on the unvested portion of Mr. Stampfli’s August 6, 2003 LTCIP award as of July 1, 2006 and July 2, 2005, respectively; and (c) $91,340, the portion of the August 6, 2003 LTCIP award that vested on August 6, 2004 pursuant to Mr. Stampfli’s SERP.

(10)	Represents: (a) a distribution from Mr. Keith Lampert’s SERP of $1,347,360 during fiscal 2006 consisting of amounts funded by the Company and amounts voluntarily deferred by Mr. Keith Lampert, all of which were 100% vested and previously disclosed, between fiscal 2000 and fiscal 2004 (no amounts were contributed in fiscal 2005 or fiscal 2006) and the earnings thereon (see Executive Employment Contracts, Termination of Employment and Change in Control Arrangements below); and (b) payment of auto allowance of $18,000 during each of fiscal 2006, fiscal 2005 and fiscal 2004. For fiscal 2005, this amount represents: (a) earnings of $193,774 on amounts vested under Mr. Lampert’s SERP as of July 2, 2005; (b) earnings of $2,111 on the vested portion of his August 6, 2003 LTCIP award as of July 2, 2005; (c) payment of $7,001 in home closing costs under the terms of his employment agreement during fiscal 2005; (d) reimbursement of $15,583 in taxes under the Company’s Tax Equalization Policy, offset by a repayment of $19,047 under such policy, during fiscal 2005; and (e) reimbursements of $9,954 under the Flexible Perquisite Program during fiscal 2005. For fiscal 2004, this amount represents reimbursement of $15,583 in taxes and reimbursements under the Flexible Perquisite Program of $10,000.

(11)	Represents: (a) insurance premiums paid by the Company of $3,857 for each of fiscal 2006 and 2005 and $4,258 for fiscal 2004; (b) $129,876, the portion of the August 6, 2003 LTCIP award that vested on August 6, 2004 (fiscal 2005) pursuant to Mr. Keith Lampert’s SERP; (c) earnings of $4,223 on the unvested portion of his August 6, 2003 LTCIP award as of July 2, 2005; and (d) $28,878 in housing benefits received during fiscal 2004 in connection with his promotion to Chief Operating Officer and as an inducement to his repatriation to the United States.

(12)	Represents: (a) payments of auto allowance of $12,000 during each fiscal 2006 and fiscal 2005 and $9,500 during fiscal 2004; (b) a distribution of $74,161 from Mr. Schutzman’s SERP during fiscal 2006; and (c) reimbursements of $10,000 under the Flexible Perquisite Program in each of fiscal 2005 and fiscal 2004.

(13)	Represents: (a) insurance premiums paid by the Company of $3,708 for each of fiscal 2006 and 2005 and $3,510 for fiscal 2004; (b) $33,333 that vested and was paid out pursuant to a grant made under Mr. Schutzman’s SERP during fiscal 2005 (see Supplement Executive Retirement Plans for Named Executive Officers below); and (c) earnings of $12,132 on the unvested unpaid portion of Mr. Schutzman’s SERP as of July 2, 2005.

Stock Options

     The following table sets forth information concerning stock option grants made during fiscal 2006 to the Named Executive Officers.

Stock Option Grants in Fiscal 2006
Potential Realizable
		% of Total			Value at Assumed
		Options			Annual Rates of Stock
	Number of	Granted to	Exercise		Price Appreciation
	Shares Underlying	Employees in	Price Per	Expiration	for Option Term
Name	Options Granted	Fiscal 2006	Share ($)	Date	5% ($)	10% ($)
Scott L. Lampert	2,000[1]	2.5	$1.14	3/29/2016	$ 630	$1,392
____________________

(1)	This option vested as to 400 shares on August 1, 2006, with the balance to vest in installments of 400 shares on each of August 1, 2007, 2008, 2009 and 2010, or immediately upon a change in control of the Company.

     The following table sets forth information concerning stock option exercises during fiscal 2006 by the CEO and each of the NEOs and the fiscal year-end value of unexercised options held by such officers, based on the closing price of $0.61 for the Company’s Common Stock on June 30, 2006.

Aggregated Stock Option Exercises in Fiscal 2006
and Fiscal Year-End Option Values
	Number				Value of Unexercised
	of Shares	Value	Number of Shares Underlying		In-the-Money Options
	Acquired on	Realized	Unexercised Options at FY End		at FY End ($)(b)
Name	Exercise(a)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Ira B. Lampert	—	—	640,660	—	—	—
Urs W. Stampfli	—	—	63,665	—	—	—
Gerald Angeli	—	—	67,500		—	—
Blaine Robinson	—	—	16,000	4,000	—	—
Scott Lampert	—	—	16,500	2,000	—	—
Keith L. Lampert (c)	—	—	—	—	—	—
Alan Schutzman (c)	—	—	—	—	—	—
____________________

(a)	No shares were exercised in fiscal 2006; accordingly, no value was realized.

(b)	All outstanding options were out-of-the-money at the end of fiscal 2006.

(c)	The options of the executives who separated from the Company as of April 1, 2006 expired 90 days after that date.

Executive Employment Contracts, Termination of Employment and Change in Control Arrangements

     The following is a summary of the employment agreements between the Company and each of the NEOs. The employment agreements provide for each named executive to serve in the respective capacities indicated in the Summary Compensation Table.

     Effective as of July 1, 2005, the employment agreement between Ira B. Lampert and the Company was amended (the “Lampert Agreement”) to provide a four-year term that expires on July 1, 2009 and to end the Company’s obligation to make a $500,000 annual contribution to a SERP adopted for his benefit. The Lampert Agreement provides for an annual base salary of $900,000. Mr. Lampert voluntarily reduced his base salary from $900,000 to $800,000 per annum for the period from July 1, 2004 to June 30, 2005 and also voluntarily reduced the Company’s $500,000 annual SERP contribution to $350,000 beginning with the payment that was made on January 1, 2005.

     The Lampert Agreement provides that if his employment with the Company is terminated by reason of death or disability, Mr. Lampert or his legal representative would be entitled to receive, in addition to accrued compensation (including, without limitation, any earned but unpaid bonus or long-term incentive awards, any amount of base salary accrued or earned but unpaid, any deferred compensation earned but unpaid, any accrued but unused vacation pay and unreimbursed business expenses (the “Accrued Amounts”)), his base salary for the scheduled balance of the term (payable in the case of death in a lump sum), a prorated bonus for the year in which the death or disability occurred, and any other or additional benefits owed to the executive under the then applicable employee benefit plans or policies of the Company, subject in the case of disability to offset against the base salary payment by the amount of any disability benefits provided to him by the Company or under any disability insurance that the Company provides or pays for.

     The Lampert Agreement entitles Ira B. Lampert to participate generally in all pension, retirement, insurance, savings, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites maintained by the Company from time to time for senior executives of a comparable level. In addition to any life insurance provided pursuant to one of the Company’s plans, Mr. Lampert is also provided with term life insurance, for such beneficiaries as are designated by Mr. Lampert, of $5 million face value, and long-term disability coverage with a $352,000 annual benefit and a $1.0 million lump sum payment payable in the event that Mr. Lampert’s employment with the Company is terminated due to his disability (the “Additional Life and Disability Insurance”). In addition, the Company may purchase key man life insurance on the life of Mr. Lampert, which may be used to satisfy the Company’s obligations under the Lampert Agreement in the event of Mr. Lampert’s death. The Company currently maintains $5 million in key life insurance on the life of Mr. Lampert.

     If Mr. Lampert’s employment is terminated by the Company without cause or if there is a constructive termination without cause, Mr. Lampert would be entitled to receive the Accrued Amounts, his base salary and continuation of his benefits (or the economic equivalent of such benefits), the Additional Life and Disability Insurance and certain perquisites for the scheduled balance of the term and for an additional twelve months thereafter, and a prorated bonus for the year in which the termination occurred. If such termination followed a change of control of the Company, Mr. Lampert would be entitled to receive the salary continuation benefit as a lump sum payment without any discount and, subject to limited exceptions, any benefits, including options, in which he is not at such time fully vested would become fully vested and any options would remain exercisable for the full stated term of the option. If the severance payments to Mr. Lampert under the Lampert Agreement follow a change in control and, together with other amounts paid to Mr. Lampert, exceed certain threshold amounts and are determined to constitute a parachute payment (as defined in Section 280G(b)(2) of the Internal Revenue Code), Mr. Lampert is to receive an additional amount to cover the federal excise tax with respect thereto on a “grossed up” basis. If Ira B. Lampert is terminated for cause, or he voluntarily resigns, he will only receive the Accrued Amounts and benefits provided in benefit plans.

     Pursuant to the Lampert Agreement, the Company adopted a SERP for the benefit of Ira B. Lampert (the “Lampert SERP”). A specified amount, most recently $500,000, was credited to the Lampert SERP account each year. These yearly credits were 100% vested and not subject to forfeiture. Mr. Lampert voluntarily reduced the amount of the credit made in January 2005 from $500,000 to $350,000. Effective as of July 1, 2005, the Company was no longer obligated to make $500,000 annual contributions to the Lampert SERP. However, if a change of control of the Company occurs and Mr. Lampert remains employed by the Company thereafter, the Company will be obligated to pay Mr. Lampert $500,000 within 30 days after the date of the change of control and annually during the remaining term of his employment with the Company on the first business day of each calendar year following the change of control. Pursuant to a one-time grant to Mr. Lampert of $1,549,998 in deferred compensation, made as of April 19, 2000, an additional $1,549,998 was credited to the Lampert SERP. It vested in three equal annual installments beginning January 1, 2001 and, as such, became fully vested on January 1, 2003. Additional credits were made to the Lampert SERP for the Deferred LTCIP Award of August 6, 2003 (described below under “Deferred Long-Term Compensation”) and the deferred compensation awarded to him pursuant to the conditional release program because he prepaid the total amount of the indebtedness before it was scheduled to be forgiven by the Company. In January 2006, the vested account balance in his SERP was distributed to Mr. Lampert pursuant to elections that he made in November 2005.

     The employment agreement between Gerald J. Angeli and the Company, as amended to date, provides for an annual base salary of $250,000 effective January 1, 2006 and an initial three-year term beginning January 1, 2003, that is renewed annually on January 1 unless sooner terminated by the Company for cause as defined in the agreement or by either party for any reason or no reason upon providing three months’ written notice to the other party. The agreement provides that if the termination is effective before such notice period expires, the Company is required to pay Mr. Angeli his base salary for the remainder of the notice period. Additionally, as consideration for the non-competition covenants set forth in the agreement, Mr. Angeli is entitled to receive up to twelve (12) months’ base salary, payable in accordance with the Company’s normal payroll schedule, but in no event shall the combination of notice and non-compete payments exceed one year’s base salary. Mr. Angeli also received two grants of deferred compensation in 2001 and 2004, which are described under “Supplemental Executive Retirement Plans for Named Executive Officers” below. Under the terms of the agreement, he received an annual $25,000 overseas allowance, which was increased to $50,000 effective March 22, 2004, for the term of his temporary assignment to Concord Camera HK Limited (“Concord HK”), the Company’s Hong Kong subsidiary. In addition, during his temporary assignment, Mr. Angeli was entitled to receive tax equalization in accordance with the Company’s Executive Management Tax Equalization Policy and to receive a housing and home visitation allowance, pursuant to which housing and all utilities were provided by Concord HK at its expense, and the Company provided Mr. Angeli and his wife four round-trip business class air tickets per year from Hong Kong to the United States. The provision regarding the overseas allowance was deleted from Mr. Angeli’s employment agreement effective January 1, 2006.

     The employment agreement between Scott L. Lampert and the Company, as amended to date, provides for (i) an annual base salary of $210,000 effective April 1, 2006 and an increase from $210,000 to $220,000, effective October 1, 2006, if Mr. Scott Lampert satisfies certain performance objectives mutually agreed upon by the Company’s Chief Executive Officer and Mr. Scott Lampert; (ii) severance consisting of four months’ base salary and automobile allowance if the Company terminates his employment at any time without “cause” (as such term is defined in the agreement); and (iii) automatic annual renewals of Mr. Scott Lampert’s employment with the Company until terminated either by the Company for cause or at any time by either party for any reason or no reason with thirty (30) days’ prior written notice to the other party. In connection with his promotion to Associate General Counsel of the Company in August 2005, the Board granted Mr. Lampert an option to purchase 2,000 shares of Company common stock at $1.14 per share, which vests in five equal annual installments of 400 shares each beginning August 1, 2006 or immediately upon a change in control of the Company.

     The employment agreement between Blaine A. Robinson and the Company, as amended to date, provides for (i) an annual base salary of $210,000 effective April 1, 2006 and an increase from $210,000 to $220,000, which was effective October 1, 2006, if Mr. Robinson satisfies certain performance objectives mutually agreed upon by the Company’s Chief Executive Officer and Mr. Robinson; (ii) severance consisting of four months’ base salary and automobile allowance if the Company terminates his employment at any time without “cause” (as such term is defined in the agreement); and (iii) automatic annual renewals of Mr. Robinson’s employment with the Company until terminated either by the Company for cause or at any time by either party for any reason or no reason with thirty (30) days’ prior written notice to the other party.

     The employment agreement between Urs W. Stampfli and the Company, as amended to date, provides for an annual base salary of $250,000 effective January 1, 2003 and will expire on January 1, 2007 unless sooner terminated by the Company for “cause” (as defined in the agreement) or by either party upon thirty days’ written notice to the other party. If the Company terminates the executive’s employment at any time without cause, or if Mr. Stampfli terminates his employment after the stated term of his employment agreement, he is entitled to severance payments equal to twelve months consisting of his then base salary and automobile allowance, payable in installments in accordance with the Company’s normal payroll schedule.

     The employment agreements of Keith L. Lampert and Alan Schutzman provided for, among other things, an annual base salary of $350,000 and $275,000, respectively, and a monthly automobile allowance for fiscal 2005 of $1,500 and $1,000, respectively. Pursuant to the terms of their separation from the Company, Mr. Keith Lampert’s employment term, which was to have expired on January 1, 2006, was extended through March 31, 2006 and Mr. Schutzman’s employment term, which was to have expired on September 15, 2006, was reduced to a period ending on March 31, 2006, inclusive. Under their respective employment agreements, if the Company terminated the executive’s employment at any time without cause, or if the executive terminated his employment after the stated term of his employment agreement, the executive was entitled to severance payments equal to one year of his then base salary and automobile allowance, payable in installments in accordance with the normal payroll schedule. The additional terms and conditions of the separation of each of Messrs. Keith Lampert and Schutzman are described in “Executive Separation Agreements” below.

     The employment agreement of each NEO prohibits him from competing with the Company for one year following the termination of his employment with the Company; however, if Ira B. Lampert’s employment is terminated without cause, the duration of his non-compete covenants would extend throughout the period in which his base salary and other benefits are continued if such period exceeds twelve months.

Executive Separation Agreements

     On December 24, 2005, the Company and each of Keith L. Lampert and Alan Schutzman entered into Separation Agreements, pursuant to which they each separated from the Company effective April 1, 2006.

     Each Separation Agreement provided that the separating executive was to receive, among other things, in addition to the benefits to which he was entitled under the Company’s 401(k) plan and his individual SERP: (a) the equivalent of his base salary per annum plus his automobile allowance for a period of twelve (12) months from and after the effective date of his termination other than for “cause” (as defined in his respective Terms of Employment) (March 31, 2006 or the date of any earlier voluntary termination or termination without cause) (the “Post-Employment Period”) in accordance with the severance provisions of his Terms of Employment, payable in accordance with the Company’s normal payroll practices; (b) his full vacation allotment for calendar year 2006 as though he was in the employ of the Company throughout calendar year 2006; (c) payment for his accrued but unused vacation allotment; (d) reimbursement of premiums for the continuation of his health insurance coverage under COBRA during the Post-Employment Period; and (e) reimbursement of certain agreed upon amounts for life and disability insurance coverage during the Post-Employment Period. Mr. Keith Lampert’s Separation Agreement also provided for the acceleration of the vesting date of one of his deferred compensation accounts under his SERP from August 6, 2006 to the earlier of (i) March 31, 2006 or (ii) the effective date of any earlier termination without cause or any earlier voluntary termination. See “Supplemental Executive Retirement Plans for Named Executive Officers” below for more information regarding Mr. Keith Lampert’s SERP.

     Under the terms of their respective Separation Agreements, each separating executive (a) was prohibited from competing with the Company for a period of one year following the effective date of his separation from the Company; (b) agreed to provide to the Company certain cooperation and assistance (without additional compensation therefor during the one-year period covered by their severance payments); and (c) agreed to release the Company from any claims each may have against the Company.

Supplemental Executive Retirement Plans for Named Executive Officers

     Pursuant to the Lampert Agreement, the Company adopted a SERP for the benefit of Ira B. Lampert (the “Lampert SERP”). A specified amount of deferred compensation, which was $500,000 through June 30, 2005, was credited to the Lampert SERP account each year. These yearly credits were 100% vested and not subject to forfeiture. Mr. Lampert voluntarily reduced the amount of the credit that was made in January 2005 from $500,000 to $350,000. Effective as of July 1, 2005, the Company was no longer obligated to make $500,000 annual contributions to the Lampert SERP. However, if a change of control of the Company occurs and Mr. Lampert remains employed by the Company thereafter, the Company will be obligated to pay Mr. Lampert $500,000 within 30 days after the date of the change of control and annually during the remaining term of his employment with the Company on the first business day of each calendar year following the change of control.

     Effective as of April 19, 2000, in connection with a one-time grant of deferred compensation to certain executive officers, the Company adopted certain SERPs, including those with respect to deferred compensation in the following amounts for the following NEOs (the “Executive SERPs”): (i) Keith L. Lampert, $450,000; and (ii) Urs W. Stampfli, $110,000. The amounts in the Executive SERP accounts vested in three equal annual installments on January 1st of 2001, 2002 and 2003. The Company simultaneously approved a one-time grant of deferred compensation to Ira B. Lampert in the amount of $1,549,998 with the same vesting schedule as under the Executive SERPs, and the Lampert SERP was amended to include appropriate terms to govern this one-time grant of deferred compensation.

     In connection with a one-time grant of $115,000 in deferred compensation to Gerald J. Angeli, the Company adopted a SERP for his benefit as of July 31, 2001 (the “Angeli SERP”). Pursuant to the Angeli SERP, the grant vested, so long as Mr. Angeli continued to be employed by the Company, in five annual installments on June 11, 2002, 2003, 2004, 2005 and 2006. As of March 22, 2004, the Angeli SERP was amended pursuant to an amendment to his employment agreement granting him an additional amount of $50,000 in deferred compensation. The additional grant vested, so long as Mr. Angeli continued to be employed by the Company, in five equal annual installment of $10,000 each on March 22, 2005, 2006, 2007, 2008 and 2009. If his employment with the Company terminates for any reason (or no reason), Mr. Angeli will forfeit the balance of each grant that was not vested as of the termination date.

     In connection with a one-time grant of $100,000 in deferred compensation to Alan Schutzman as of September 15, 2003, the Company adopted a SERP for his benefit. Pursuant to Mr. Schutzman’s SERP, the amounts in the SERP accounts vested, so long as he continued to be employed by the Company, in three equal annual installments on September 15th of 2004, 2005 and 2006, or immediately upon: (i) a change in control; or (ii) the termination of his employment as a result of his death or disability, or by the Company without “cause.” Pursuant to the terms of Mr. Schutzman’s SERP, the vesting of the final installment of his deferred compensation was accelerated to Mr. Schutzman’s separation date.

     Each time the Company credited an executive’s account under a SERP agreement, the Company simultaneously contributed an equal amount to a trust established for the purpose of accumulating funds to satisfy the obligations incurred by the Company pursuant to the SERP. In addition, each account under a SERP agreement was subject to adjustment for income, expenses, gains or losses sustained as a result of investment of the SERP funds as directed by the executive (or an investment manager chosen by the executive) in his sole discretion, except that the Company directed the investment, in accordance with its Cash Investment Policy, of any unvested balances in an account established as a result of the deferred LTCIP awards to Ira B. Lampert and Keith L. Lampert described under the caption Deferred Long-Term Compensation below. See “Deferred Long-Term Compensation” below for information regarding SERP elections made by certain NEOs, pursuant to which the Company made distributions to them from their respective SERPs during fiscal 2006.

Deferred Long-Term Compensation

     During fiscal 2004, certain NEOs were awarded the following amounts of contingent deferred compensation under the 2002 LTCIP with respect to the fiscal 2002-2003 performance period (the “Deferred LTCIP Awards”): (i) Ira B. Lampert, $670,474; (ii) Keith L. Lampert, $389,629; and (iii) Urs W. Stampfli, $274,021.

     The Deferred LTCIP Awards to Keith L. Lampert and Urs W. Stampfli vested, so long as the executive continued to be employed by the Company, in three equal annual installments on August 6, 2004, 2005 and 2006, or immediately upon: (i) a change of control of the Company; or (ii) the executive’s death or disability.

     Ira B. Lampert voluntarily agreed to delay the vesting of his Deferred LTCIP Award by one year, such that it vested in three equal installments beginning on August 6, 2005, 2006 and 2007 instead of August 6, 2004, 2005 and 2006. Otherwise, the Deferred LTCIP Award granted to Ira B. Lampert had substantially the same terms and conditions as the other Deferred LTCIP Awards, except that, in addition to the events that will accelerate the vesting of the other Deferred LTCIP Awards, it provides for immediate vesting in the event of termination without cause, a constructive termination of employment without cause or the non-renewal of his employment contract.

     The Lampert SERP and the Executive SERPs were amended to include appropriate terms to govern the Deferred LTCIP Awards. The Company contributed the foregoing amounts to trusts established for the purpose of holding funds to satisfy the Company’s obligations under the Deferred LTCIP Awards.

     On November 28, 2005, the Company entered into amendments to the SERPs with each of Messrs. Ira B. Lampert, Keith L. Lampert, Angeli, Schutzman and Stampfli. The amendments modified each SERP in response to new Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, that affects non-qualified deferred compensation plans such as the SERPs.

     The amendments addressed two types of deferred compensation governed by the SERPs: amounts deferred and vested on or before December 31, 2004 that are not subject to Section 409A (“Grandfathered Amounts”) and amounts deferred on or before December 31, 2004 but not vested on such date that are subject to Section 409A (“409A Amounts”). The amendments addressing Grandfathered Amounts terminated each SERP as to all Grandfathered Amounts and provided that such Grandfathered Amounts will be disbursed during calendar year 2005, except that the SERP between the Company and Ira B. Lampert was amended to permit Mr. Lampert, on or before November 30, 2005, to make an immediately effective election to withdraw his Grandfathered Amounts on January 3, 2006. The amendments addressing 409A Amounts permitted a SERP participant to elect, prior to December 31, 2005, to terminate his participation in his respective SERP as to all or a portion of the 409A Amounts, provided that all such vested 409A Amounts will be disbursed on or before December 31, 2005 or if not earned and vested on such date, during the calendar year in which such 409A Amounts will be earned and vested. Except for Mr. Schutzman, who, upon establishment of his SERP, elected to have each installment of his SERP award distributed as soon as it vested, each of the NEOs made such termination elections as of November 28, 2005. Accordingly, all vested amounts were distributed to each of them before December 31, 2005 and all amounts not yet vested as of that date will be distributed to them immediately upon vesting.

Management Equity Provisions of 1993 Incentive Plan

     In August 1995, the Compensation and Stock Option Committee of the Board approved stock purchase awards under the Management Equity Provisions (“MEP”) of the Company’s 1993 Incentive Plan. The Company received commitments for the purchase of 888,000 shares (the “Purchased Shares”). Each purchaser was also granted the right to receive a contingent restricted stock award covering a number of shares equal to the number of shares he had purchased based upon attainment of increases in shareholder value in accordance with the plan.

     In November 1995, each then participating member of the MEP Group entered into a Voting Agreement pursuant to which each member agreed to vote all of his Purchased Shares and contingent restricted stock awarded pursuant to the MEP in accordance with the determination of the holder of a majority of all of the Purchased Shares and contingent restricted stock held by the purchasers. To effect the foregoing, each of the members delivered an irrevocable proxy to Ira B. Lampert. In February 1997, the Voting Agreement and the irrevocable proxies were amended and restated to govern the options to purchase shares of Common Stock (“Option Shares”) awarded to the then members of the MEP Group in December 1996 in lieu of the contingent restricted stock.

     As of October 2, 2006, the MEP Group consisted of the Ira B. Lampert and Keith L. Lampert and Ira Lampert held 432,344 Purchased Shares and 377,656 Option Shares and Keith Lampert held 110,000 Purchased Shares. Ira Lampert holds an irrevocable proxy entitling him to vote, in addition to his own voting shares of Common Stock, the Purchased Shares held by Keith Lampert.

Compensation Committee Interlocks and Insider Participation

     The membership of the Compensation and Stock Option Committee of the Board during fiscal 2006 consisted of Messrs. O’Neill and Cooper. No member of the Compensation and Stock Option Committee is now or ever was an officer or an employee of the Company or any of its subsidiaries. No executive officer of the Company serves as a member of the compensation committee or as a director of any entity one or more of whose executive officers serves as a member of the Company’s Board or the Compensation and Stock Option Committee. There were no compensation committee interlocks during fiscal 2006.

Compensation Committee Report on Executive Compensation

     The Compensation and Stock Option Committee of the Board (hereinafter, the “Committee”) is comprised of two independent directors as determined in accordance with the listing standards applicable to the Company. The Committee seeks to ensure that the Company’s compensation policies are designed and implemented to promote the goal of enhancing long-term shareholder value. The Committee believes that the key to achieving this goal is to attract, retain and motivate qualified and experienced executive officers and employees. The Committee therefore favors forms of compensation that encourage and reward long-term service to the Company, and enable those who succeed in building shareholder value to share in the value they have helped to create. As such, the Committee believes that critical components of compensation for executives are: (i) the award of stock options at the time the executive joins the Company; (ii) the payment of annual cash incentive compensation based upon the attainment by the Company of a specified return on equity set by the Board; and (iii) the payment of compensation based upon the attainment by the Company of specified long-term performance-based goals. The Committee continues to evaluate the critical components of executive compensation from time to time through the utilization of outside compensation consultants. The Committee believes that providing executives with opportunities to acquire significant stakes in the Company’s growth and prosperity through the grant of stock options and other incentive awards will enable the Company to attract and retain qualified and experienced executive officers.

     Executive Officers. Pursuant to the Company’s By-Laws, compensation of the Chief Executive Officer (“CEO”) and any executive officer or employee having a familial relationship to the CEO is determined by a majority of the Company’s independent directors (based on the Committee’s recommendation) or by the Committee. The compensation of all other executive officers is determined by the Committee.

     Before the levels of compensation reflected in the “Summary Compensation Table” were established for certain of the NEOs, outside compensation consultants were engaged to obtain information and advice about competitive levels of compensation and particular compensation techniques used by public companies of comparable size (i.e., with comparable annual sales volume, results of operations, earnings per share, return on equity, market capitalization and/or assets) and survey data. After completing an internal recommendation and approval process involving the CEO and other executive officers, many factors are taken into consideration in determining an executive’s compensation including: individual performance; the Company’s financial performance; the compensation of executives at corporations of comparable size and operations; years of service to the Company; the executive’s responsibilities; the amount of time and travel required by the position; and the desire to encourage the long-term commitment of the executive. With respect to new executives, the results of any arms-length negotiations between the Company and such executive are also taken into consideration.

     Executive officers are eligible to participate in an annual incentive compensation plan (“AICP”) pool equal to a percentage of the annual base salaries (in the aggregate) of all AICP participants selected for the fiscal year, provided that the Company’s return on shareholders’ equity is not less than a percentage established by the Board for each fiscal year (unless this requirement is otherwise waived by the Board). Based on the Company’s financial performance, the Committee decided that no AICP awards would be made to any of the Company’s executive officers with respect to fiscal 2006.

     In order to further the Company’s interest in retaining the services of certain of its executive officers, and in order to provide additional long-term incentive to such executives, the Company established the Company’s Long-Term Incentive Plan commencing fiscal 2004 (the “LTIP”) in which certain executive officers are eligible to participate. The LTIP is linked to Concord’s long-term financial performance and the achievement of pre-determined performance criteria based on overlapping three-year fiscal cycles. The first such LTIP cycle was comprised of fiscal 2004, fiscal 2005 and fiscal 2006. If the performance criteria established by the Committee were met, the first LTIP awards would have been made after the end of fiscal 2006. Based on the Company’s recent financial performance, the Committee did not establish performance criteria in fiscal 2005 or fiscal 2006 for the LTIP cycles comprised of fiscal 2005, fiscal 2006 and fiscal 2007 and fiscal 2006, fiscal 2007 and fiscal 2008, respectively.

     In addition, as part of the compensation package of each newly hired executive, the CEO may recommend, and the Committee considers, the grant of stock options based on the above factors.

     Chief Executive Officer. Before considering an increase in the level of compensation for the CEO, the Committee engages the services of outside compensation consultants to obtain information and advice about competitive levels of compensation and particular compensation techniques used by public companies of comparable size (i.e., with comparable annual sales volume, results of operations, earnings per share, return on equity, market capitalization and/or assets) and survey data.

     The annual base salary of the CEO was not increased in fiscal 2006. As discussed in greater detail elsewhere in this Proxy Statement, the CEO and the Company entered into an amendment to the CEO’s employment agreement effective as of July 1, 2005 to provide a four-year term that expires on July 1, 2009 and to end the Company’s obligation to make $500,000 annual contributions to a Supplemental Executive Retirement Plan adopted for the CEO’s benefit. See “Executive Compensation - Executive Employment Contracts, Termination of Employment and Change in Control Arrangements” above. The independent directors of the Board and/or the Committee, as the case may be, approve the CEO’s compensation based on criteria such as: (i) the complex international structure and operations of the Company, which are equivalent to those of much larger international corporations; (ii) the parity of CEO pay with other executive officers of the Company and executive officers to be hired in the future; (iii) the Company’s financial performance in meeting and exceeding certain targets and benchmarks; and (iv) the extensive worldwide travel and time requirements that the CEO position entails.

     William J. O’Neill, Jr., Chairman
     Ronald S. Cooper

Audit Committee Report

     The members of the Audit Committee of the Board (the “Audit Committee”) are Messrs. Cooper, Gindi and O’Neill, all of whom are independent, as that term is defined in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s accounting and financial reporting processes. The Audit Committee’s functions are more fully described in its charter, which the Board has adopted. A copy of its charter was included as an appendix to the Company’s Proxy Statement as filed on December 18, 2003 with the SEC. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. Based on its review in August 2006, the Audit Committee determined that since the Company no longer employed an internal auditor, the charter should be amended to delete references to an internal auditing function, and such amendments were duly made and approved. The Board annually reviews the NASDAQ listing standards’ definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard.

     Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, BDO Seidman, LLP, is responsible for performing an independent annual audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with United States generally accepted accounting principles.

     In conjunction with its activities during fiscal 2006, the Audit Committee reviewed and discussed the Company’s interim unaudited and annual audited financial statements with the Company’s independent registered public accounting firm with and without management present, and with management of the Company. The members of the Audit Committee discussed the agreed upon quarterly procedures and annual audit procedures performed by the independent registered public accounting firm in connection with the quarterly interim unaudited and annual audited financial statements with management of the Company and its independent registered public accounting firm. The members of the Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended by Statement of Auditing Standards No. 90. In addition, the Audit Committee received from the Company’s independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board No. 1, and discussed its independence with the independent registered public accounting firm. Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, that the fiscal 2006 annual audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2006 for filing with the SEC.

     Ronald S. Cooper, Chairman
     Morris H. Gindi
     William J. O’Neill, Jr.

Beneficial Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information as of October 2, 2006 about the beneficial ownership of the Company’s Common Stock by: (i) each person or group who the Company knows beneficially owns more than 5% of its Common Stock; (ii) each director; (iii) each NEO; and (iv) all directors and executive officers as a group.

	Amount and Nature of		Percent
Name of Beneficial Owner	Beneficial Ownership(1)		of Class (1)
(i) Beneficial Owners of More Than 5% of the Common Stock
MT Trading LLC, Sondra Beit, RH Trading LLC and
LTC Racing LLC as a group	6,851,612	(2)	23.7%
c/o MT Trading LLC
530 Silas Deane Highway, Suite 130
Wethersfield, CT 06109
MT Trading LLC	5,522,072	(2)	19.1%
530 Silas Deane Highway, Suite 130
Wethersfield, CT 06109
Dimensional Fund Advisors Inc.	1,742,519	(2)	6.0%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
“MEP Group” of Company Officers or Former Officers as described in
note (3) below	2,083,446	(3)	7.0%
(ii) Directors
Ira B. Lampert	1,983,446	(3) (4)	6.7%
Ronald S. Cooper	52,000	(5)	*
Morris H. Gindi	54,000	(6)	*
William J. O’Neill, Jr.	39,000	(7)	*
(iii) Named Executive Officers
Gerald J. Angeli	68,700	(8)	*
Scott L. Lampert	16,900	(7)	*
Blaine A. Robinson	17,000	(7)	*
Urs W. Stampfli	63,665	(7)	*
Keith L. Lampert	210,000	(3) (9)	*
Alan Schutzman	3,000	(10)	*
(iv) Directors and executive officers as a group 8 persons)(11)	2,294,711		7.6%
____________________

*	Indicates less than one percent (1%).

(1)	For purposes of this table, beneficial ownership was determined in accordance with Rule 13d-3 under the Exchange Act based upon information furnished by the persons listed or contained in filings made by them with the SEC; the inclusion of shares as beneficially owned should not be construed as an admission that such shares are beneficially owned for purposes of Section 16 of the Exchange Act. As of October 2, 2006, the Company had 28,858,885 shares of Common Stock issued and outstanding. All shares were owned directly with sole voting and investment power unless otherwise indicated.

(2)	Based on information contained in a Form 4 filed with the SEC on November 17, 2005 by MT Trading LLC as to its beneficial ownership at November 16, 2005, a Form 4 filed on November 14, 2005 by LTC Racing LLC as to its beneficial ownership at November 10, 2005, a Form 4 filed with the SEC on October 27, 2005 by RH Trading LLC as to its beneficial ownership at October 25, 2005, a Form 4 filed with the SEC on September 1, 2005 by Sondra Jay Beit as to her beneficial ownership at August 30, 2005, a Schedule 13G/A filed February 6, 2006 by Dimensional Fund Advisors Inc. as to its beneficial ownership at December 31, 2005 and additional discussions between the Company and MT Trading LLC. The 5,522,072 shares of Common Stock beneficially owned by MT Trading LLC at November 16, 2005 constitute the majority of the 6,851,612 shares beneficially owned by MT Trading LLC and the other members of the group listed first in this footnote.

(3)	As of October 2, 2006, a group comprised of Messrs. Ira B. Lampert and Keith L. Lampert (collectively, the “MEP Group”) beneficially owned, in the aggregate, 1,442,786 shares and fully vested options to purchase 640,660 shares of Common Stock, or 7.0% of 29,830,556 shares, consisting of the 28,858,885 shares of Common Stock outstanding on that date plus the 640,660 shares of Common Stock that would have been outstanding if the fully vested options held by Ira B. Lampert were exercised and the 331,011 shares deferred by Ira B. Lampert were outstanding). Of that total, 542,344 shares and an option to purchase 377,656 shares of Common Stock were purchased under the Management Equity Provisions (“MEP”) of the Company’s 1993 Incentive Plan and are subject to the terms of an Amended and Restated Voting Agreement, dated February 28, 1997, as amended (the “Voting Agreement”) pursuant to which MEP shares are voted in accordance with the will of the holders of a majority of the shares governed by the Voting Agreement. The balance of 900,442 shares and options to purchase 263,004 shares of Common Stock were purchased or held outside the MEP Group. See “Management Equity Provisions of 1993 Incentive Plan” above. The MEP Group’s address is c/o Concord Camera Corp., 4000 Hollywood Boulevard, Presidential Circle - North Tower, Hollywood, Florida 33021.

(4)	Represents: (i) 640,660 shares that may be acquired pursuant to stock options exercisable within 60 days after October 2, 2006; (ii) 873,775 shares owned, as to all of which Mr. Lampert has sole dispositive power; (iii) 331,011 shares, the delivery of which was deferred by Mr. Lampert into future years under the Company’s Deferred Delivery Plan, but which could be acquired by him within 60 days after October 2, 2006 under certain limited circumstances described in that plan; (iv) 28,000 shares held by a §501(c)(3) charitable trust of which Mr. Lampert is a trustee with voting and dispositive power; and (v) 110,000 additional MEP shares held by Keith L. Lampert that Ira B. Lampert has the right to vote since he currently owns a majority of the shares governed by the Voting Agreement. The MEP Group is deemed to have acquired the shares beneficially owned by a member of the MEP Group described in footnote (3) above. Since Mr. Lampert is part of the MEP Group, the shares beneficially owned by him are included in footnote (3) above.

(5)	Includes 39,000 shares that may be acquired pursuant to stock options exercisable within 60 days after October 2, 2006.

(6)	Represents 39,000 shares that may be acquired pursuant to stock options exercisable within 60 days after October 2, 2006, and 15,000 shares held by the Notra Trading Inc. Profit Sharing Plan & Trust, a retirement plan of which Mr. Gindi is a co-trustee and participant.

(7)	Represents shares that may be acquired pursuant to stock options exercisable within 60 days after October 2, 2006.

(8)	Includes 67,500 shares that may be acquired pursuant to stock options exercisable within 60 days after October 2, 2006.

(9)	Represents shares owned, as to all of which Mr. Keith Lampert has sole dispositive power. The MEP Group is deemed to have acquired the shares beneficially owned by any member of the MEP Group described in footnote (3) above. Since Mr. Lampert is part of the MEP Group, the shares beneficially owned by him are included in footnote (3) above.

(10)	Represents shares owned by an IRA account of Mr. Schutzman.

(11)	The group is comprised of Messrs. Ira B. Lampert, Cooper, Gindi, O’Neill, Angeli, Scott Lampert, Robinson and Stampfli. The group does not include any securities of the Company beneficially owned by Messrs. Keith Lampert or Schutzman, who no longer served as Company executives as of fiscal 2006 year end.

Fiscal Year-End Equity Compensation Plan Information

     The following table sets forth aggregated information concerning the Company’s equity compensation plans outstanding at July 1, 2006.

			No. of Securities
	No. of Securities to be	Weighted-Average	Remaining Available for
	Issued upon Exercise of	Exercise Price of	Future Issuance under
	Options, Warrants and	Options, Warrants and	Equity Compensation
	Rights Outstanding	Rights Outstanding	Plans (excluding shares
Plan Category	at FY End (#)	at FY End ($)	reflected in the 1st column)
Equity Compensation Plans
Approved by Shareholders	1,117,701	$4.17	—
Equity Compensation Plans Not
Approved by Shareholders	520,752	4.31	725,832
Total	1,638,453	$4.21	725,832

     At July 1, 2006, the Company had a total of twelve (12) compensation plans under which Common Stock was authorized for issuance that were adopted without shareholder approval: (i) the 2002 Incentive Plan for Non-Officer Employees, New Recruits and Consultants (the “First 2002 Incentive Plan”) and the 2002 Incentive Plan for New Recruits (the “Second 2002 Incentive Plan”; collectively with the First 2002 Incentive Plan, the “2002 Plans”); and (ii) ten (10) individual stock option plans, nine (9) of which were issued to employees (two of whom are executive officers) as an inducement to their employment with the Company and one (1) of which was issued to a consultant as a retention inducement. None of the options issued under any of these plans qualifies as an incentive stock option for federal tax purposes.

     At July 1, 2006, 498,000 and 500,000 shares of Common Stock were reserved for issuance pursuant to outstanding options granted under and options available for grant under the First 2002 Incentive Plan and the Second 2002 Incentive Plan, respectively. New recruits (including officers), non-officer employees and consultants in the Company’s service are eligible to participate in the First 2002 Incentive Plan. Only new recruits (including officers) are eligible to participate in the Second 2002 Incentive Plan. The 2002 Plans generally provide for the granting of stock, stock options, stock appreciation rights, restricted shares or any combination of the foregoing to eligible participants. Shares subject to any outstanding options under each of these plans which expire or otherwise terminate prior to exercise will be available for subsequent issuance under the plan. Except as otherwise required by law or the plan, the Compensation and Stock Option Committee or the Board determine which eligible individuals are to receive option grants, the number of shares subject to each such grant, the vesting schedule for the option grant, the maximum term for which any granted option is to remain outstanding, and the exercise price. The exercise price may not be less than the fair market value of the option shares on the grant date.

     At July 1, 2006, 248,584 shares of Common Stock in the aggregate were reserved for issuance under individual stock option plans that were issued to employees (two of whom are executive officers) as an inducement to their becoming employed by the Company, and to a consultant as an inducement for his continued services, or were subsequently received by the employee or consultant, in exchange for their inducement option, in connection with a stock option repricing program. These plans were adopted for inducement of new employees and consultants and have substantially the same terms and conditions as options issued under the 2002 Plans. These stock options generally vest in three annual installments beginning on the first anniversary of the employee’s start date or the grant date, have an exercise price equal to the closing price of the Common Stock on the date of grant, and expire ten years after the grant date. For those stock options that were received in exchange for the person’s inducement option, the vesting schedule and expiration date of the inducement option were carried forward into the person’s repriced stock option. The consultant’s stock option began vesting on the date of grant, continued vesting in annual installments and became vested in full on April 24, 2004 since the consultant continued to make his services available to the Company.

Comparative Stock Performance

     The following graph and table compare the cumulative total shareholder return in U.S. dollars on the Company’s Common Stock for the years ended June 30, 2001 through June 30, 2006 with The NASDAQ Stock Market LLC - U.S. Index and a seven-company peer group based on SIC Code 3861 (Photographic Equipment and Supplies) for the same periods. The graph and table assume an investment of $100 in the Company’s Common Stock, in the NASDAQ Index and in the peer group on June 30, 2001 and the reinvestment of all dividends. The peer group cumulative total return is calculated on a weighted average basis. The stock performance shown is not intended to forecast, and may not be indicative of, future stock performance.

	6/01	6/02	6/03	6/04	6/05	6/06
	(dollars)
Concord Camera Corp.	100	86.46	117.97	55.93	21.19	10.85
Nasdaq Stock Market – U.S. Index	100	70.34	78.10	98.58	99.24	105.85
Peer Group Index	100	85.31	95.06	111.08	111.61	145.80

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers and holders of ten percent (10%) or more of its Common Stock (collectively, “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership of the Common Stock and any other equity securities with the SEC. Reporting Persons are required to furnish the Company with copies of all Section 16(a) reports they file. Based on a review of the copies of the reports furnished to the Company and written representations from its directors and executive officers that no other reports were required, with respect to fiscal 2006, the Company believes that the Reporting Persons timely complied with all Section 16(a) filing requirements applicable to them.

Certain Relationships and Related Transactions

     None.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     BDO Seidman, LLP (“BDO Seidman”), an independent registered public accounting firm, was appointed by the Audit Committee to audit the Company’s financial statements for fiscal 2007. A representative of BDO Seidman is expected to attend the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     On June 16, 2005, the Company engaged BDO Seidman to serve as the Company’s independent registered public accounting firm effective immediately, and dismissed Ernst & Young LLP (“E&Y”) as its independent registered public accounting firm. The Audit Committee approved the decision to dismiss E&Y.

     The reports of E&Y on the Company’s financial statements for the fiscal years ended July 3, 2004 and June 28, 2003 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

     During the fiscal years ended July 3, 2004 and June 28, 2003, and through June 16, 2005, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference thereto in its reports on the financial statements of the Company for such periods.

     During the fiscal years ended July 3, 2004 and June 28, 2003, and through June 16, 2005, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except that in connection with the audit for fiscal 2004 and the review of the Company’s quarterly results for the first, second and third quarters of fiscal 2005, management and E&Y identified several deficiencies, including deficiencies that rose to the level of material weaknesses, in the Company’s internal control over financial reporting.

     The material weaknesses identified by the Company’s management and E&Y relate to the following areas:

  Planning and implementation of the Company’s Enterprise Resource Planning System;

  Financial Statement closing process;

  Ineffective Information Technology control environment, including the design of the Company’s information security and data protection controls;

  Untimely detection and assessment of impairment of long-lived assets where indicators of impairment are present;

  Inadequate review of the valuation of certain inventory balances in its worldwide inventory that resulted in post-closing journal entries to write down certain inventory items to market value;

  Foreign currency translation, including the ability of certain managers to record journal entries without adequate review or supporting documentation and an inability by management to adequately explain fluctuations in quarterly analyses;

  Inadequate resources and senior management’s involvement in the detailed compilation and preparation of the Company’s financial reports and analysis, as a result of which senior management is unable to provide quality assurance in the financial statement review process; and

  Lack of the necessary depth of personnel with sufficient technical accounting experience with U.S. GAAP to perform an adequate and effective secondary review of technical accounting matters.

     The Company furnished a copy of the above disclosures to E&Y and requested that E&Y furnish the Company with a letter addressed to the SEC stating whether or not E&Y agrees with the above disclosures, and if not, stating the respects in which it does not agree. E&Y’s response was attached as Exhibit 16.1 to the Current Report on Form 8-K that the Company filed with the SEC on June 20, 2005.

     Prior to the engagement of BDO Seidman for fiscal 2005, neither the Company nor anyone on its behalf consulted with BDO Seidman during fiscal 2003 and fiscal 2004, in any manner regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was the subject of either a disagreement or a reportable event with E&Y.

     Fees for professional services provided by BDO Seidman to the Company during fiscal 2006 and fiscal 2005 were (in thousands):

	FY 2006	FY 2005
Audit Fees	$770	$1,876
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$770	$1,876

     Audit Fees included fees for services rendered for the audit of the Company’s annual financial statements, reviews of financial statements included in the Company’s quarterly reports on Form 10-Q, and consents and other services normally provided in connection with statutory and regulatory filings or engagements for those fiscal years. Audit fees for fiscal 2005 included the audit of the Company’s internal control over financial reporting and the attestation of management’s report on the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. For fiscal 2006, no such services were provided by BDO Seidman.

     Audit-Related Fees would principally include fees for due diligence in connection with potential transactions and accounting consultations.

     Tax Fees would include fees for services rendered for tax compliance, tax advice and tax planning. The Company obtains these types of services from a professional services firm other than BDO Seidman.

     All Other Fees would include fees for all other services rendered to the Company that do not constitute Audit Fees, Audit-Related Fees or Tax Fees.

     In considering the nature of the services provided by BDO Seidman, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with BDO Seidman and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Approval Policy

     All services rendered by the Company’s independent auditors are pre-approved by the Audit Committee in accordance with the Company’s Audit and Non-Audit Pre-Approval Policy for independent auditor services and are monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence of the core service of the independent registered public accounting firm, which is the audit of the Company’s consolidated financial statements. Under the policy, the terms and fees of annual audit services, and any changes thereto, must be approved by the Audit Committee.

     The policy also sets forth detailed pre-approved categories of other audit, audit-related and other non-audit services that may be performed by the Company’s independent auditors during the fiscal year, subject to the dollar limitations set by the Audit Committee. The Audit Committee may, in accordance with the policy, delegate to any of its members the authority to approve audit and non-audit services to be performed by the independent auditors. Any Audit Committee member who exercises this delegated authority must report any approval decisions to the Audit Committee at its next scheduled meeting. The foregoing pre-approval requirements are subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to completion of the audit.

     The Board is seeking shareholder approval of its selection of BDO Seidman since it is customary for a public company to obtain shareholder approval of its auditors. If shareholders do not approve the appointment of BDO Seidman as the independent registered public accounting firm of the Company for fiscal 2007 at the Annual Meeting, the Audit Committee may reconsider the selection.

     The affirmative vote of a majority of the votes cast by the holders of shares present or represented and entitled to vote at the Annual Meeting is required for shareholder approval. The Board recommends a vote FOR the ratification of the appointment of BDO Seidman as the independent registered public accounting firm for the Company for fiscal 2007.

OTHER INFORMATION

Shareholder Proposals for 2007 Annual Meeting

     Pursuant to Rule 14a-8 under the Exchange Act, shareholders of the Company may present proper proposals for inclusion in the Company’s Proxy Statement and form of proxy and for consideration at the next annual meeting by submitting their proposals to the Company in a timely manner. Any shareholder of the Company who wishes to present a proposal for inclusion in the Proxy Statement and form of proxy for action at the 2007 annual meeting of shareholders (the “2007 Annual Meeting”) must comply with the Company’s By-Laws and the rules and regulations of the SEC, each as then in effect. Such proposals must be mailed to the Company at its offices at 4000 Hollywood Boulevard, Presidential Circle –North Tower, Hollywood, Florida 33021, Attention: Secretary. Under the rules of the SEC, any shareholder proposal intended to be presented at the 2007 Annual Meeting must be received no later than July 2, 2007 in order to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to such meeting. If a shareholder notifies the Company of an intent to present a proposal at the 2007 Annual Meeting at any time after September 15, 2007 (and for any reason the proposal is voted on at that annual meeting), the Company’s proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

Expenses of Solicitation

     The cost of this proxy solicitation will be borne by the Company. In addition to the use of the mails, some regular employees of the Company, without additional remuneration, may solicit proxies personally or by telephone or facsimile. The Company will reimburse brokers, dealers, banks, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners of its Common Stock.

Other Business

     As of the date of this Proxy Statement, the Board knows of no business to be presented at the Annual Meeting other than as set forth in this Proxy Statement. If other matters properly come before the Annual Meeting, or any of its adjournments, the persons named as proxies will vote on such matters in their discretion.

 ADMISSION TICKET
_________________________

Concord Camera Corp. 2006 Annual Meeting of Shareholders
_________________________

DECEMBER 14, 2006

10:00 A.M., LOCAL TIME

MARRIOTT RESIDENCE INN AT AVENTURA MALL

19900 WEST COUNTRY CLUB DRIVE

AVENTURA, FL 33180

CONCORD CAMERA CORPORATION
4000 HOLLYWOOD BOULEVARD
NORTH TOWER
HOLLYWOOD, FL 33021

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Concord Camera Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Concord Camera Corp., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CNCRD1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CONCORD CAMERA CORP.

Vote on Directors
1.	ELECTION OF DIRECTORS. NOMINEES: 01) Ira B. Lampert 02) Ronald S. Cooper					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	03) Morris H. Gindi 04) William J. O’Neill, Jr.					☐	☐	☐

Vote on Proposal										For	Against	Abstain

2.	RATIFICATION OF BDO SEIDMAN, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2007.									☐	☐	☐

If no specification is made, this proxy will be voted FOR Proposals 1 and 2 listed above.

Please sign exactly as name or names appear(s) on this Proxy. For joint accounts, each joint owner must sign. Please give full title if signing in a representative capacity.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐ Yes	☐ No

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)			Date

PROXY

 CONCORD CAMERA CORP.
4000 Hollywood Boulevard - North Tower
Hollywood, Florida 33021

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  ANNUAL MEETING OF SHAREHOLDERS – DECEMBER 14, 2006

      The undersigned hereby appoints Blaine A. Robinson and Scott L. Lampert, and each of them severally, as proxies of the undersigned, each with full power to appoint his substitute, to represent the undersigned at the Annual Meeting of Shareholders of Concord Camera Corp. (the “Company”) to be held on December 14, 2006, and at any adjournments thereof, and to vote thereat all shares of common stock of the Company held of record by the undersigned at the close of business on October 18, 2006 in accordance with the instructions set forth on this proxy card and, in their discretion, to vote such shares on any other business as may properly come before the meeting and on matters incident to the conduct of the meeting. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)